EXHIBIT 10.9

Gray Television, Inc.

Description of Annual Incentive Plan Structure

The Management Personnel Committee of the board of directors of the Company, operating as the compensation committee, has established certain annual cash incentive opportunities for the Company’s executive officers. The target opportunities are based on the achievement of certain performance metrics, and have been established as a percentage of each executive officer’s base salary, with such target opportunities for each of Messrs. Howell, Jr., Prather, Jr., Ryan and Beizer being 60%, 35%, 30% and 30% of each individual’s base salary, respectively.

For the year ending December 31, 2011, the Committee established threshold (minimum), target and maximum levels of performance for each metric, with a weighting of the total incentive opportunity assigned to each of the metrics as follows: (i) 25% for revenue, (ii) 25% for “net operating profit” (calculated as net revenue less broadcast expense and corporate and administrative expense) and (iii) 50% for broadcast cash flow (as defined in the Non-GAAP reconciliations published by the Company). Target performance goals were developed based on internal company budgets and forecasts. If actual Company performance for any of the metrics above is less than 95% of the “target” amount of such metrics, no payment will be made for that metric. If actual performance is between 95% and 100% of target performance, awards will be paid on a scale of 50% to 100% of each executive officer’s target opportunity. If actual performance exceeds 100% and is less than or equal to 110% of target performance, awards will be payable on a scale from 100% to 150% of an executive officer’s target opportunity, in each case based on linear interpolation of actual results. The maximum award payable for any single metric is 150% of an executive officer’s target opportunity for that metric. If the threshold measure is not achieved, then no payment will be made for the associated metric.

The Committee will review performance at the conclusion of the fiscal year and determine actual incentive payments earned.